Exhibit 99.2

Onconova Therapeutics, Inc. Announces Closing of $11.0 Million Public Offering

-Offering led by healthcare dedicated funds, including Knight Therapeutics Inc.,

along with officers and directors of Onconova

NEWTOWN, PA., Nov 25, 2019 (GLOBE NEWSWIRE) -- Onconova Therapeutics, Inc. (NASDAQ: ONTX) (“Onconova”), a Phase 3-stage biopharmaceutical company discovering and developing novel products to treat cancer, with a focus on myelodysplastic syndromes (MDS), today announced the closing of its previously announced public offering of an aggregate of 55,000,000 shares of Onconova’s common stock (or common stock equivalents), together with accompanying common stock warrants, at a public offering price of $0.20 per share and associated warrant. Each share of common stock (or common stock equivalent) was sold in the offering together with a common stock warrant to purchase one share of common stock at an exercise price of $0.20 per share. The common stock warrants are exercisable immediately and will expire five years from the date of issuance. The offering was led by healthcare dedicated funds, including Knight Therapeutics Inc., along with officers and directors of Onconova.

H.C. Wainwright & Co. acted as exclusive placement agent for the offering.

The gross proceeds to Onconova from this offering are $11.0 million, before deducting the placement agent’s fees and other estimated offering expenses payable by Onconova, and assuming none of the warrants issued in this offering are exercised.

Onconova anticipates using the net proceeds from the offering to fund the development of its clinical and preclinical programs, for other research and development activities and for general corporate purposes, which may include capital expenditures and funding working capital needs.

The securities described above were offered by Onconova pursuant to a registration statement (File No. 333-234360) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on November 21, 2019. A prospectus relating to the securities offered was filed with the SEC on November 25, 2019 and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to the offering may be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by calling (646) 975-6996 or by emailing placements@hcwco.com or at the SEC’s website at http://www.sec.gov.

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offer, if at all, will be made only by means of the prospectus forming a part of the effective registration statement.

About Onconova Therapeutics, Inc.

Onconova Therapeutics, Inc. is a Phase 3-stage biopharmaceutical company discovering and developing novel small molecule drug candidates to treat cancer, with a focus on Myelodysplastic Syndromes (MDS). Using a proprietary chemistry platform, Onconova has created a pipeline of targeted agents designed to work against specific cellular pathways that are important in cancer cells. Advanced clinical trials with the Company’s lead compound, rigosertib, are aimed at what the Company believes are unmet medical needs of patients with MDS. Onconova has conducted trials with two other research compounds and has a pre-clinical program with a CDK4/6 and Ark5 inhibitor, ON 123300. For more information, please visit http://www.onconova.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These statements relate to Onconova expectations regarding its products, its collaboration with Knight, the INSPIRE Trial and Onconova’s other development plans. Onconova has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including Onconova's ability to continue as a going concern, the need for additional financing, the success and timing of Onconova's clinical trials and regulatory approval of protocols, Onconova’s ability to maintain its Nasdaq listing, the use of proceeds of this offering and those discussed under the heading “Risk Factors” in Onconova's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

General Contact

Avi Oler
Onconova Therapeutics, Inc.
267-759-3680

ir@onconova.us
http://www.onconova.com/contact/